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                                AMENDMENT #5 TO
                      RETAIL FUND PARTICIPATION AGREEMENT

      THIS AMENDMENT is made and entered into as of the 19th day of March, 2013, by and among HARTFORD LIFE INSURANCE COMPANY (hereinafter the "Company"), on its own behalf and on behalf of each separate account of the Company set forth in SCHEDULE A hereto, as may be amended from time to time (each such account hereinafter referred to as a "SEPARATE ACCOUNT"), and MUNDER SERIES TRUST, on its own behalf and on behalf of each separate series set forth in SCHEDULE A hereto, as may be amended from time to time (hereinafter the "PORTFOLIOS").

                                  WITNESSETH:

      WHEREAS, certain Portfolios have been liquidated or merged and new series of Munder Series Trust have been registered; and

      WHEREAS, Munder Series Trust registered Class R6 shares for certain of its Portfolios effective June 1, 2012; and

      WHEREAS, the parties desire to add Class R6 shares to the list of Classes of Portfolio shares covered by the Agreement; and

      WHEREAS, Class R6 shares do not pay Rule 12b-1 fees, finders fees, or any fees to intermediaries for shareholder servicing, record keeping or sub-transfer agency services; and

      WHEREAS, Company agrees that it will not receive Rule 12b-1 fees, finders fees or administrative services fees under the Agreement with respect to Class R6 shares; and

      WHEREAS, the parties wish to amend the Agreement to include Class A, Class R, Class R6 and Class Y shares of all existing series of Munder Series Trust any other series created in the future.

      WHEREAS, Munder Series Trust and the Company wish to amend the Agreement to reflect these changes.

      NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

1. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

2. SCHEDULE A to the Agreement is hereby deleted and replaced in its entirety with the attached SCHEDULE A.

3. SCHEDULE B to the Agreement is hereby deleted and replaced in its entirety with the attached SCHEDULE B.

4. All remaining provisions of the Agreement shall remain in full force and effect.


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      IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first written above.

HARTFORD LIFE INSURANCE COMPANY
By MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, Its Administrator


By:    /s/ Eric Wietsma
       -----------------------
Name:  Eric Wietsma
       -----------------------
Title: Senior Vice President
       -----------------------

MUNDER SERIES TRUST

By:    /s/ Stephen Shenkenberg
       -----------------------
Name:  Stephen Shenkenberg
       -----------------------
Title: Vice President
       -----------------------

MUNDER CAPITAL MANAGEMENT
(Solely with respect to the payment obligation described in Schedule B, Part II)

By:    /s/ Stephen Shenkenberg
       -----------------------
Name:  Stephen Shenkenberg
       -----------------------
Title: Managing Director
       -----------------------

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                                                           DATED: MARCH __, 2013

                                   SCHEDULE A

                               SEPARATE ACCOUNTS

Each Separate Account established by resolution of the Board of Directors of the Company under the laws of the State of Connecticut to set aside and invest assets attributable to the Contracts.

                             PORTFOLIOS AND CLASSES

      All Class A, Class R, Class R6 and Class Y shares of all portfolios of Munder Series Trust now in existence or created in the future shall be covered by this Agreement.

      TRADING CUT-OFF TIME FOR ALL FUNDS IS AS OF THE CLOSE OF REGULAR TRADING ON THE NEW YORK STOCK EXCHANGE (USUALLY 4:00 P.M. EASTERN TIME)


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                                                           DATED: MARCH __, 2013

                                   SCHEDULE B

In consideration of the services provided by the Company pursuant to this Agreement, the Company or its affiliate Hartford Securities Distribution Company, Inc. shall be entitled to compensation in an amount equal to the following basis points per annum on the average aggregate amount invested by the Company's Separate Account(s) in the applicable class of each Portfolio under the Fund Participation Agreement, except that no fee shall be payable with respect to assets invested in any Index Portfolio and no fee shall by payable with respect to assets invested in Class R6 shares of any Portfolio:

PART I

12b-1 FEES

Provided that the party responsible for the sale of Class A or Class R shares within the Contracts, including without limitation Company or its affiliates (each, a "Seller"), has entered into a Dealer Agreement with the Fund Distributor or its successor, the Funds will pay or cause to be paid to such Seller all 12b-1 fees paid with respect to such Class A or Class R shares in accordance with the Funds' current payout schedule. Subject to change without notice, as of the date of this Schedule B, the Funds pay or cause to be paid 12b-1 fees as follows:

                                              CLASS A               CLASS R
FUND(S)                                     12b-1 FEES            12b-1 FEES
---------------------------------------     ----------            ----------
All Portfolios except Index 500 Fund          0.25%                  0.50%
Index 500 Fund                                0.15%                  0.50%

No 12b-1 fees are payable with respect to Class R6 shares or Class Y shares.

PART II
SHAREHOLDER SERVICE FEE

Munder Capital Management will pay the following compensation, which shall be calculated and paid at the end of each calendar quarter within 30 days of receipt from the Company of a statement showing the amount of the compensation payable under this Part II.

CLASS A

An annual fee of 0.05% of the average daily amount invested by the Separate Account(s) in Class A shares of all Portfolios except Munder Index 500 Fund, for which no fee shall be paid.

CLASS Y

No fee shall be paid with respect to assets invested by the Separate Account(s) in Class Y shares of any Portfolio.

CLASS RETIREMENT ("R")

An annual fee of 0.05% of the average daily amount invested by the Separate Account(s) in Class R shares of all Portfolios except Munder Index 500 Fund, for which no fee shall be paid.

CLASS R6

No fee shall be paid with respect to assets invested by the Separate Account(s) in Class R6 shares of any Portfolio.


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PART III
ADMINISTRATIVE FEE

The Funds will pay the following Administrative Fee, which shall be calculated and paid at the end of each calendar quarter within 30 days of receipt from the Company of a statement showing the total number of accounts and assets invested in each Portfolio by each Separate Account and the calculation of the fees payable under this Part III.

        Class A shares:  25 basis points
        Class R shares:  25 basis points
        Class Y shares:  25 basis points
        Class R6 shares: No Administrative Fee

Notice to Munder Capital Management and/or the Funds (which may be combined) will be sent by the Company within a reasonable time following the completion of the period for which payment is sought. Notwithstanding the foregoing, Munder Capital Management or the Funds may request back-up documentation that supports the fee calculation within fifteen (15) days after receipt of the billing notice. The review by the Munder Capital Management or the Funds of the back-up documentation shall not exceed fifteen (15) business days.


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